UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Darden Restaurants, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 22, 2003

Dear Shareholders:

On behalf of your Board of Directors, it is my pleasure to invite you to attend the 2003 Annual Meeting of Shareholders of Darden Restaurants, Inc. The meeting will be held on Thursday, September 25, 2003, at 10:00 a.m., Eastern Daylight Savings Time, at the Gaylord Palms Orlando Resort Hotel, 6000 W. Osceola Parkway, Kissimmee, Florida 34746. All holders of our outstanding common shares as of the close of business on July 28, 2003, are entitled to vote at the meeting.

At this year’s meeting, you will be asked to (1) elect a full Board of eleven directors, and (2) ratify the Board’s appointment of KPMG LLP as our independent auditors for the fiscal year ending May 30, 2004. The enclosed notice of meeting and proxy statement contain details about the business to be conducted at the meeting. Please read these documents carefully. We will set aside time at the meeting for discussion of each item of business, and we will provide you with the opportunity to ask questions. If you will need special assistance at the meeting because of a disability, please contact Paula J. Shives, Corporate Secretary, Darden Restaurants, Inc., 5900 Lake Ellenor Drive, Orlando, Florida 32809, phone (407) 245-6565.

It is important that your shares be represented at the meeting, whether or not you plan to attend in person. We urge you to promptly mark, sign, date and return the enclosed proxy card, or vote by Internet or telephone by following the instructions on the card. The proxy statement provides further information about the meeting and your voting options.

Your vote is important. Thank you for your support.

Sincerely,

Joe R. Lee

Chairman of the Board of Directors and

Chief Executive Officer

DARDEN RESTAURANTS, INC.

5900 Lake Ellenor Drive

Orlando, Florida 32809

NOTICE OF

2003 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE OF MEETING:	10:00 a.m., Eastern Daylight Savings Time, on Thursday, September 25, 2003

PLACE:	Gaylord Palms Orlando Resort Hotel 6000 W. Osceola Parkway Kissimmee, Florida 34746

ITEMS OF BUSINESS:

•      To elect the full Board of eleven directors to serve until the next annual meeting of shareholders;

•      To ratify the Board’s appointment of KPMG LLP as our independent auditors for the fiscal year ending May 30, 2004; and

•      To transact such other business, if any, as may properly come before the meeting and any adjournment.

WHO CAN VOTE / RECORD DATE:	You can vote at the meeting and any adjournment if you were a common shareholder of record at the close of business on July 28, 2003.

ANNUAL REPORT:	A copy of our 2003 Annual Report is enclosed.

DATE OF MAILING:

This notice and the proxy statement are first being mailed to shareholders on or about August 22, 2003.

By Order of the Board of Directors

Paula J. Shives

Senior Vice President,

General Counsel and Secretary

August 22, 2003

DARDEN RESTAURANTS, INC.

5900 Lake Ellenor Drive

Orlando, FL 32809

PROXY STATEMENT

For Annual Meeting of Shareholders to be held on

September 25, 2003

ABOUT THE MEETING

WHY DID YOU SEND ME THIS PROXY STATEMENT?

We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2003 Annual Meeting of Shareholders. This proxy statement summarizes information concerning the matters to be presented at the meeting and related information that will help you make an informed vote at the meeting. This proxy statement and the accompanying proxy card are first being mailed to shareholders on or about August 22, 2003.

WHEN IS THE ANNUAL MEETING?

The annual meeting will be held on Thursday, September 25, 2003, at 10:00 a.m., EDST, at the Gaylord Palms Orlando Resort Hotel, 6000 W. Osceola Parkway, Kissimmee, Florida 34746.

WHAT AM I VOTING ON?

At the annual meeting, you will be voting:

•	To elect the full Board of eleven directors to serve until the next annual meeting of shareholders;

•	To ratify the Board’s appointment of KPMG LLP as our independent auditors for the fiscal year ending May 30, 2004; and

•	To consider such other business, if any, as may properly come before the meeting and any adjournment.

HOW DO YOU RECOMMEND THAT I VOTE ON THESE ITEMS?

The Board of Directors recommends that you vote FOR each of the nominees to the Board, and FOR ratification of the Board’s appointment of KPMG LLP as our independent auditors for fiscal 2004.

WHO IS ENTITLED TO VOTE?

You may vote if you owned our common shares as of the close of business on Monday, July 28, 2003, the record date for the annual meeting.

HOW MANY VOTES DO I HAVE?

You are entitled to one vote for each common share you own. As of the close of business on July 28, 2003, we had 164,330,855 common shares outstanding. The shares held in our treasury are not considered outstanding and will not be voted or considered present at the meeting.

HOW DO I VOTE BY PROXY BEFORE THE MEETING?

Before the meeting, you may vote your shares in one of the following three ways:

•	By Internet, which we encourage you to do if you have Internet access, at the address shown on your proxy card;

•	By telephone at the number shown on your proxy card; or

•	By mail by completing, signing, dating and returning the enclosed proxy card.

Please use only one of the three ways to vote.

ABOUT THE MEETING

Please follow the directions on your proxy card carefully. If you hold shares in the name of a broker, your ability to vote those shares by telephone or Internet depends on the voting procedures used by your broker, as explained below under the question “How Do I Vote if My Broker Holds My Shares in ‘Street Name’?” The Florida Business Corporation Act provides that a shareholder may appoint a proxy by electronic transmission, so we believe that the telephone and Internet voting procedures available to shareholders are valid and consistent with the requirements of applicable law.

MAY I VOTE MY SHARES IN PERSON AT THE MEETING?

Yes. You may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by Internet or telephone. Whether or not you plan to attend the meeting, however, we encourage you to vote your shares by proxy before the meeting.

MAY I CHANGE MY MIND AFTER I VOTE?

Yes. You may change your vote or revoke your proxy at any time before the polls close at the meeting. You may change your vote by:

•	signing another proxy card with a later date and returning it to us prior to the meeting;

•	voting again by telephone or Internet prior to the meeting; or

•	voting again at the meeting.

You also may revoke your proxy prior to the meeting without submitting any new vote by sending a written notice that you are withdrawing your vote to our Corporate Secretary at the address listed above.

WHAT SHARES ARE INCLUDED ON MY PROXY CARD?

Your proxy card includes shares held in your own name and shares held in any Darden plan, including the Darden Direct Advantage Investment Program (DRIP) and Employee Stock Purchase Plan (ESPP). You may vote these shares by Internet, telephone or mail, all as described on the enclosed proxy card.

HOW DO I VOTE IF I PARTICIPATE IN THE DARDEN SAVINGS PLAN?

If you hold shares in the Darden Savings Plan, which includes shares held in the Darden Stock Fund in the 401(k) plan, the Employee Stock Ownership Plan (ESOP) and after-tax accounts, these shares have been added to your other holdings on your proxy card. Your completed proxy card serves as voting instructions to the trustee of the Savings Plan. You may direct the trustee how to vote your Savings Plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, telephone or mail, all as described on the enclosed proxy card. If you do not instruct the trustee how to vote, your Savings Plan shares will be voted by the trustee in the same proportion that it votes shares in other Savings Plan accounts for which it did receive timely voting instructions.

HOW DO I VOTE IF MY BROKER HOLDS MY SHARES IN “STREET NAME”?

If your shares are held in a brokerage account in the name of your bank or broker (this is called “street name”), those shares are not included in the total number of shares listed as owned by you on the enclosed proxy card. Instead, your bank or broker will send you directions how to vote those shares. Many (but not all) brokerage firms and banks participate in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options.

WILL MY SHARES HELD IN STREET NAME BE VOTED IF I DO NOT PROVIDE MY PROXY?

If your shares are held in the name of a brokerage firm, your shares might be voted even if you do not provide the brokerage firm with voting instructions. Under the rules of the New

ABOUT THE MEETING

York Stock Exchange, on certain “routine” matters, brokerage firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. The election of directors and the proposal to ratify the Board’s appointment of KPMG LLP as our independent auditors are considered routine matters for this purpose, assuming that no contest arises as to any of these matters.

WHAT IF I RETURN MY PROXY CARD OR VOTE BY INTERNET OR PHONE BUT DO NOT SPECIFY HOW I WANT TO VOTE?

If you sign and return your proxy card or complete the Internet or telephone voting procedures but do not specify how you want to vote your shares, we will vote them:

•	FOR the election of each of the director nominees; and

•	FOR approval of the Board’s appointment of KPMG LLP as our independent auditors for the fiscal year ending May 30, 2004.

If you participate in the Darden Savings Plan and do not submit timely voting instructions, the trustee of the plan will vote the shares in your plan account in the same proportion that it votes shares in other Savings Plan accounts for which it did receive timely voting instructions, as explained above under the question “How Do I Vote If I Participate in the Darden Savings Plan?”

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

If you received more than one proxy card, you have multiple accounts with your brokers or our transfer agent. Please vote all of these shares. We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. You may contact our transfer agent, Wachovia Bank, National Association, at 1-800-829-8432.

WHO MAY ATTEND THE MEETING?

The annual meeting is open to all holders of our common shares. To attend the meeting, you will need to register upon arrival. We also may check for your name on our shareholders’ list and ask you to produce valid identification. If your shares are held in street name by your broker or bank, you should bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own Darden shares, it is possible that you may not be admitted to the meeting.

MAY SHAREHOLDERS ASK QUESTIONS AT THE MEETING?

Yes. Our representatives will answer your questions of general interest at the end of the meeting. In order to give a greater number of shareholders an opportunity to ask questions, we may impose certain procedural requirements, such as limiting repetitive or follow-up questions.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?

In order for us to conduct our meeting, a majority of our outstanding common shares as of July 28, 2003, must be present in person or by proxy at the meeting. This is called a quorum. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. Abstentions and “broker non-votes” (as explained below under the question “What Is a ‘Broker Non-Vote’?”) also will be counted for purposes of establishing a quorum.

HOW MANY VOTES ARE NEEDED TO ELECT DIRECTORS?

The eleven nominees receiving the highest number of “FOR” votes will be elected as directors. This number is called a plurality.

ABOUT THE MEETING

Consequently, shares that are not voted, whether because you marked your proxy card to withhold authority for all or some nominees, or because you did not complete and return your proxy card, will have no impact on the election of directors.

HOW MANY VOTES ARE NEEDED TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT AUDITORS?

Shareholder approval for the appointment of our auditors is not required, but the Board is submitting the selection of KPMG LLP for ratification in order to obtain the views of our shareholders. Under Florida law, this proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal at the meeting, including those voted by proxy card, phone and Internet. If you submit a properly executed proxy card or use the Internet or telephone to indicate “ABSTAIN” with respect to this proposal, your vote will not be counted as cast. Accordingly, abstentions will have no legal effect on whether this matter is approved. If the appointment of KPMG LLP is not ratified, the Board will reconsider its selection.

WHAT IS A “BROKER NON-VOTE”?

If you own shares through a bank or broker in street name, you may instruct your bank or broker how to vote your shares. A “broker non-vote” occurs when you fail to provide your bank or broker with voting instructions and the bank or broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under the New York Stock Exchange rules. As explained above under the question “Will My Shares Held in Street Name Be Voted If I Do Not Provide My Proxy?”, this year’s proposals are all considered routine matters under the applicable rules, so your bank or broker will have discretionary authority to vote your shares held in street name on those items. However, a broker non-vote may occur if your broker fails to vote your shares for any reason. A broker non-vote will have no effect on the election of directors or the ratification of KPMG LLP as our independent auditors, because approval of those proposals is based on the actual number of votes cast.

HOW WILL VOTING ON “ANY OTHER BUSINESS” BE CONDUCTED?

We have not received proper notice of, and are not aware of, any business to be transacted at the meeting other than as indicated in this proxy statement. If any other item or proposal properly comes before the meeting, the proxies received will be voted on those matters in accordance with the discretion of the proxy holders.

WHO PAYS FOR THE SOLICITATION OF PROXIES?

Our Board of Directors is making this solicitation of proxies on our behalf. We will pay the costs of the solicitation, including the costs for preparing, printing and mailing this proxy statement. We have hired Georgeson Shareholder Communications, Inc. to assist us in soliciting proxies. It may do so by telephone, in person or by other electronic communications. We anticipate paying Georgeson a fee of $8,500, plus expenses, for these services. We also will reimburse brokers, nominees and fiduciaries for their costs in sending proxies and proxy materials to our shareholders so you can vote your shares. Our directors, officers and regular employees may supplement Georgeson’s proxy solicitation efforts by contacting you by telephone or electronic communication or in person. We will not pay directors, officers or other regular employees any additional compensation for their proxy solicitation efforts.

ABOUT THE MEETING

HOW CAN I FIND THE VOTING RESULTS OF THE MEETING?

We expect to provide a general summary of the voting results shortly after the meeting in a press release and on a posting on our website at www.darden.com (or, for employees inside our computer firewall, at www.dardenusa.com). We also will include the voting results in our Form 10-Q for the quarter ended November 30, 2003, which we expect to file with the Securities and Exchange Commission (SEC) in January 2004.

HOW DO I SUBMIT A SHAREHOLDER PROPOSAL FOR, OR NOMINATE A DIRECTOR FOR ELECTION AT, NEXT YEAR’S ANNUAL MEETING?

If you wish to submit a proposal to be included in our proxy statement for our 2004 Annual Meeting of Shareholders, we must receive it at our principal office on or before April 24, 2004. Please address your proposal to: Corporate Secretary, Darden Restaurants, Inc., 5900 Lake Ellenor Drive, Orlando, Florida 32809.

We will not be required to include in our proxy statement a shareholder proposal that is received after that date or that otherwise does not meet the requirements for shareholder proposals established by the SEC or set forth in our bylaws.

If you miss the deadline for including a proposal in our printed proxy statement, or would like to nominate a director or bring other business before the 2004 annual meeting, under our current bylaws (which are subject to amendment at any time), you must:

•	notify our Corporate Secretary in writing not less than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days, your notice to the Secretary must be received no later than the close of business on the later of 120 days in advance of such annual meeting or ten days following the day on which we actually mail the notice or otherwise provide public disclosure of the meeting date; and

•	include in your notice the specific information required by our bylaws.

If you would like to review our bylaws, we will send you a copy without charge. Please request a copy by writing to our Secretary at the address shown above. A copy of our bylaws also is available on our website noted on this page.

ARE YOU “HOUSEHOLDING” FOR SHAREHOLDERS SHARING THE SAME ADDRESS?

Yes. The SEC’s rules regarding the delivery to shareholders of proxy statements, annual reports, prospectuses and information statements permit us to deliver a single copy of these documents to an address shared by two or more of our shareholders. This method of delivery is referred to as “householding,” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one proxy statement and 2003 Annual Report to multiple shareholders sharing an address, unless we receive instructions to the contrary from one or more of the shareholders. We will still be required, however, to send you and each other Darden shareholder at your address an individual proxy voting card. If you nevertheless would like to receive more than one copy of this proxy statement and our 2003 Annual Report, we will promptly send you additional copies upon written or oral request directed to our transfer agent, Wachovia Bank-Shareholder Services, toll free at (800) 829-8432, or to our Corporate Secretary at Darden Restaurants, Inc., 5900 Lake Ellenor Drive, Orlando, FL 32809. The same phone number and address may be used to notify us that you wish to receive a separate annual report or proxy statement in the future, or to request delivery of a single copy of annual reports or proxy statements if you are receiving multiple copies.

ELECTION OF DIRECTORS AND DIRECTOR BIOGRAPHIES

(Item 1 on Proxy Card)

HOW MANY PEOPLE ARE ON THE BOARD OF DIRECTORS AND HOW OFTEN ARE THEY ELECTED?

Our Board currently has twelve members. Each director stands for election every year.

ARE ALL OF OUR DIRECTORS STANDING FOR RE-ELECTION?

No. Julius Erving, II will complete his Board service immediately prior to this year’s annual meeting and is not standing for re-election. The Board has reduced the size of the Board to eleven effective at the time of the annual meeting. Proxies for this annual meeting cannot be voted for more than eleven directors. In the future, the Board may increase the size of the Board and appoint or nominate for election new directors.

WHO ARE THIS YEAR’S NOMINEES?

The following directors are standing for election this year to hold office until the 2004 Annual Meeting of Shareholders and until their successors are elected. All of the nominees have previously served on the Board.

LEONARD L. BERRY, 60, Director since 2001

•	Distinguished Professor of Marketing and M.B. Zale Chair in Retailing and Marketing Leadership, Mays Business School, Texas A&M University, since 1982.

•	Member of the Board of Directors of:

•	Genesco, Inc.

•	Lowe’s Companies, Inc.

ODIE C. DONALD, 53, Director since 1998

•	Retired; Consultant (July 2001 through December 2002) to and former President (from April 2000 to July 2001) of DIRECTV, Inc., a direct broadcast satellite television service and a unit of Hughes Electronics Corporation.

•	Chief Executive Officer of Cable & Wireless Plc, a communications company serving the Caribbean and Atlantic Islands, from 1999 to 2000.

•	Retired after a 25-year career with BellSouth Corporation, where he held various positions, including:

•	Group President – Customer Operations for BellSouth Telecommunications, Inc., a provider of tariffed wireline telecommunications services and a wholly owned subsidiary of BellSouth Corporation, from 1998 to 1999.

•	President of BellSouth Mobility, a cellular communications company, from 1992 to 1998.

DAVID H. HUGHES, 59, Director since 2001

•	Chairman from 1986 to date and CEO from 1986 through May 2003 of Hughes Supply, Inc., a diversified wholesale distributor of construction and industrial materials, equipment and supplies.

•	Member of the Board of Directors of:

•	Hughes Supply, Inc.

•	SunTrust Banks, Inc.

•	Brown & Brown, Inc.

JOE R. LEE, 62, Director since 1995

•	Our Chief Executive Officer since December 1994 and our Chairman of the Board since April 1995.

•	Joined Red Lobster® in 1967 as a member of its opening management team and became its President in 1975.

•	From 1970 to 1995, held various positions with General Mills, Inc., a manufacturer and marketer of consumer food products and our former parent, including Vice Chairman, with responsibility for various consumer foods businesses and corporate staff functions, Chief Financial Officer and Executive Vice President, Finance and International Restaurants.

•	Member of the Board of Directors of:

•	Tupperware Corporation

ELECTION OF DIRECTORS AND DIRECTOR BIOGRAPHIES

(Item 1 on Proxy Card)

SENATOR CONNIE MACK, III, 62, Director since March 2001

•	Senior Policy Advisor for Shaw, Pittman, Potts & Trowbridge, a Washington, D.C. law firm, since February 2001.

•	United States Senator (R-Florida) from 1988 to 2000.

•	United States Congressman (R-Florida) from 1982 to 1988.

•	Member of the Board of Directors of:

•	EXACT Sciences Corporation

•	Genzyme Corporation

•	LNR Property Corporation

•	Moody’s Corporation

•	Mutual of America Life Insurance Company

RICHARD E. RIVERA, 56, Director since 1997

•	Our President and Chief Operating Officer since December 2002.

•	Our Vice Chairman from March 2002 to December 2002.

•	Our Executive Vice President and President of Red Lobster from December 1997 until March 2002.

•	President and Chief Executive Officer of Chart House Restaurants, Inc. from July to December 1997.

•	President and Chief Executive Officer of RARE Hospitality International, Inc., owner of LongHorn Steakhouse restaurants, from 1994 to 1997.

•	President and Chief Executive Officer of TGI Friday’s, Inc. from 1988 to 1994.

•	Began career with Steak & Ale Restaurants of America and has held various leadership positions in the restaurant industry over the last 25 years, including as a Director of the National Restaurant Association.

MICHAEL D. ROSE, 61, Director since 1995

•	Chairman of Gaylord Entertainment Company, a diversified entertainment company, since April 2001.

•	Private investor and Chairman of Midaro Investments, Inc., a privately held investment firm, from 1998 to present.

•	Chairman of the Board of Promus Hotel Corporation, a franchiser and operator of hotel brands, from 1995 to 1997.

•	Chairman of the Board of Harrah’s Entertainment, Inc., a casino operator, from 1995 to 1996.

•	Chairman from 1990 to 1995 and Chief Executive Officer from 1990 to 1994 of The Promus Companies, Incorporated, a hotel operator.

•	Member of the Board of Directors of:

•	Felcor Lodging Trust, Inc.

•	First Tennessee National Corp.

•	Gaylord Entertainment Company

•	SteinMart, Inc.

MARIA A. SASTRE, 48, Director since 1998

•	Vice President, Total Guest Satisfaction Services for Royal Caribbean International, a unit of Royal Caribbean Cruises, Ltd., a global cruise line company, since 2000.

•	Vice President for Latin America and Miami from 1995 to 1999 and Director of International Sales and Marketing for Asia, Europe and Latin America from 1994 to 1995 for United Air Lines, Inc., a commercial air transportation company.

•	Member of the Board of Directors of:

•	Laidlaw International, Inc.

JACK A. SMITH, 68, Director since 1995

•	Retired; Chairman from 1994 until 1999 and Chief Executive Officer from 1987 to 1998 of The Sports Authority, Inc., a national sporting goods chain, which he founded in 1987.

•	Prior to founding The Sports Authority, held various executive management positions with major national retailers, including Herman’s Sporting Goods (Chief Operating Officer), Sears, Roebuck and Co. and Montgomery Ward & Co.

ELECTION OF DIRECTORS AND DIRECTOR BIOGRAPHIES

(Item 1 on Proxy Card)

BLAINE SWEATT, III, 55, Director since 1995

•	Our President, New Business Development since February 1996 and Executive Vice President since April 1995.

•	Led teams that developed Olive Garden®, Bahama Breeze®, Smokey Bones® and Seasons 52SM concepts, among others.

•	Joined Red Lobster in 1976 and named Director of New Restaurant Concept Development in 1981.

•	From 1986 to 1989, held various positions with General Mills, Inc., a manufacturer and marketer of consumer food products and our former parent.

RITA P. WILSON, 56, Director since 2000

•	Retired; President from 1999 until 2000 of Allstate Indemnity Company, an insurance provider and subsidiary of Allstate Insurance Company.

•	Senior Vice President—Corporate Relations of Allstate Insurance Company, an insurance provider, from 1996 to 1999.

WHAT IF A NOMINEE IS UNWILLING OR UNABLE TO SERVE?

Each of the nominees has consented to being named in this proxy statement and to serve as a director if elected. If a nominee is not able to serve, proxies will be voted for a substitute nominated by the Board of Directors. However, we do not expect this to occur.

HOW DO YOU RECOMMEND THAT I VOTE ON THIS ITEM?

The Board recommends a vote FOR the election of each of the nominees listed above. The shares represented by proxy will be voted FOR the election of these nominees unless you specify otherwise.

APPROVAL OF AUDITORS

(Item 2 on Proxy Card)

HAS THE BOARD APPROVED KPMG LLP AS DARDEN’S INDEPENDENT AUDITORS?

Yes. The Board of Directors has appointed KPMG LLP as our independent auditors for the fiscal year ending May 30, 2004. KPMG LLP has served as our independent auditors since 1995. Shareholder approval for this appointment is not required, but the Board is submitting the selection of KPMG LLP for ratification to obtain the views of our shareholders. If the appointment is not ratified, the Board will reconsider its selection. Representatives of KPMG LLP are expected to be present at the annual meeting and will be given an opportunity to make a statement and answer appropriate shareholder questions.

HOW DO YOU RECOMMEND THAT I VOTE ON THIS ITEM?

The Board of Directors recommends a vote FOR the ratification of its appointment of KPMG LLP as our independent auditors for the fiscal year ending May 30, 2004. Proxies will be voted FOR this proposal unless shareholders specify otherwise in their proxy.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

HOW OFTEN DID THE BOARD MEET IN FISCAL 2003?

During the fiscal year ended May 25, 2003, the Board of Directors met or took action four times and the various committees of the Board met or took action a total of 24 times. For the period of his or her Board service in fiscal 2003, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board, and the total number of meetings of the committees on which the director served.

WHICH OF YOUR DIRECTORS ARE CONSIDERED “INDEPENDENT”?

Our Board has affirmatively determined, by resolution of the Board as a whole, that the following directors have no direct or indirect material relationship with us and satisfy the requirements to be considered “independent” as defined in our Corporate Governance Guidelines and the applicable rules of the New York Stock Exchange: Leonard Berry; Odie Donald; Julius Erving, II; David Hughes; Senator Connie Mack, III; Michael Rose; Maria Sastre; Jack Smith and Rita Wilson.

HAS THE BOARD APPOINTED A LEAD DIRECTOR?

No, but the Board has provided for that possibility. The Board has adopted Corporate Governance Guidelines that allow the non-employee directors to designate a non-employee director to serve as the lead director to chair the Board’s executive sessions of outside independent directors. The lead director shall advise the Chairman of the Board and committee Chairs with respect to agendas and information needs relating to Board and committee meetings, and perform such other duties as the Board may from time to time delegate to assist the Board in fulfilling its responsibilities. The identity of the lead director, if one is named, will be set forth on our website noted on page five above and in next year’s proxy statement. If a lead director is not designated, the Chairs of the Audit, Compensation and Nominating and Governance Committees shall each preside as the chair at meetings or executive sessions of non-employee directors on a rotational basis.

WHAT BOARD COMMITTEES DO YOU HAVE?

Our Board has six committees that operate pursuant to charters adopted by the Board of Directors. Each member of every committee except the Executive Committee is an outside, independent director. Unless otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board of Directors as a whole.

Executive Committee.    The Executive Committee consists of six directors: Mr. Lee (Chair), Mr. Donald, Senator Mack, Mr. Rose, Ms. Sastre and Mr. Smith. The Executive Committee did not meet in fiscal 2003. Under our bylaws, the Executive Committee has the authority to take all actions that could be taken by the full Board of Directors. The Executive Committee may meet between regularly scheduled Board meetings to take such action as it determines is necessary for our efficient operation. The full charter of the Executive Committee is available on our website noted on page five.

Audit Committee.    The Audit Committee consists of six outside independent directors: Mr. Smith (Chair), Mr. Donald, Mr. Hughes, Senator Mack, Ms. Sastre and Ms. Wilson. The Audit Committee met six times during fiscal 2003. The Audit Committee meets separately with representatives of our independent auditors and with representatives of senior management and our internal audit department. The Audit Committee’s primary purpose is to assist the Board in its oversight responsibilities to shareholders, specifically with respect to:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

•	the performance of our internal audit function and independent auditors.

Another primary purpose of the Audit Committee is to prepare the report required by the SEC’s proxy rules that appears below in this proxy statement under the heading “Audit Committee Report.” The full charter of the Audit Committee is attached to this proxy statement as Exhibit A, and is available on our website noted on page five.

Compensation Committee.    The Compensation Committee consists of six outside independent directors: Mr. Rose (Chair), Mr. Donald, Mr. Hughes, Ms. Sastre, Mr. Smith and Ms. Wilson. The Compensation Committee met eleven times during fiscal 2003. The primary purposes of the Compensation Committee are:

•	to discharge the responsibilities of the Board of Directors relating to compensation of our Chief Executive Officer and other executives; and

•	to produce an annual report on executive compensation that appears below in this proxy statement under the heading “Compensation Committee Report.”

The duties and responsibilities of the Compensation Committee include:

•	to review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objections, and have sole authority to set the CEO’s compensation level based on this evaluation; and

•	to make recommendations to the Board with respect to non-CEO compensation, incentive compensation plans and equity-based plans.

The full charter of the Compensation Committee is available on our website noted on page five.

Nominating and Governance Committee.    The Nominating and Governance Committee consists of five outside independent directors: Mr. Donald (Chair), Dr. Berry, Mr. Erving, Senator Mack and Mr. Rose. The Nominating and Governance Committee met three times during fiscal 2003. The purpose of the Nominating and Governance Committee is to:

•	identify individuals qualified to become Board members, and to select, or to recommend that the Board select, the director nominees for the next annual meeting of shareholders; and

•	develop and recommend to the Board the corporate governance principles applicable to us.

The full charter of the Nominating and Governance Committee is available on our website noted on page five.

The Nominating and Governance Committee will consider candidates recommended by shareholders. If you wish to nominate a candidate, please forward the candidate’s name and a detailed description of the candidate’s qualifications to: Corporate Secretary, Darden Restaurants, Inc., 5900 Lake Ellenor Drive, Orlando, Florida 32809. A shareholder wishing to nominate a candidate must also comply with the procedures described above under the question “How Do I Submit a Shareholder Proposal for, or Nominate a Director for Election at, Next Year’s Annual Meeting?”

Finance Committee.    The Finance Committee consists of six outside independent directors: Ms. Sastre (Chair), Dr. Berry, Mr. Erving, Mr. Rose, Mr. Smith and Ms. Wilson. The Finance Committee met three times during fiscal 2003. The Finance Committee:

•	oversees our public offerings of debt and equity securities;

•	reviews major borrowing commitments; and

•	reviews and makes recommendations regarding other significant financial transactions, including our dividend policy.

Public Responsibility Committee.    The Public Responsibility Committee consists of five outside independent directors: Mr. Erving (Chair), Dr. Berry, Mr. Hughes, Senator Mack and Ms. Wilson. The Public Responsibility Committee met once during fiscal 2003. The duties of the Public Responsibility Committee are to review and make recommendations regarding our policies, programs and practices to assure that

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

they are consistent with social and legal obligations to employees, consumers and society.

HOW ARE DIRECTORS COMPENSATED?

Directors who also are our employees do not receive additional compensation for serving on the Board of Directors.

During fiscal 2003, each non-employee director received an annual retainer of $15,000 plus $1,000 for each Board meeting attended, and $700 for each committee meeting attended or $1,000 for each committee meeting chaired. Effective at the annual meeting on September 25, 2003, in lieu of the additional $1,000 for each committee meeting chaired, the Chair of the Audit Committee and Compensation Committee will each receive an additional $10,000 annual retainer, and the Chair of the other Board Committees will receive an additional $5,000 annual retainer. The non-employee directors’ remuneration is due and paid quarterly, unless the director elects to defer the payment under our Compensation Plan for Non-Employee Directors. Pursuant to this plan, non-employee directors may elect to receive all or a portion of their annual retainer and meeting fees:

•	in cash;

•	in cash deferred for any number of years up to the completion of Board service, which amounts are invested in funds that track the returns credited to the funds in our 401(k) Savings Plan; if deferred into the fund that tracks the Darden stock fund, the deferred amount is credited with dividend equivalents and is paid out in shares of our common stock;

•	in common shares having a fair market value equal to the remuneration due; or

•	in a combination of the foregoing alternatives.

A total of 105,981 common shares is authorized for issuance under our Compensation Plan for Non-Employee Directors.

Each non-employee director receives a stock grant valued at $100,000 upon election or re-election to the Board. The number of common shares received will equal $100,000 divided by the fair market value of our common stock on the date of grant. The shares will vest immediately, but will be restricted from transfer for a period of one year. A director may elect to defer receipt of these shares until completion of Board service or beyond. A director also may elect to receive 25% or 50% of the $100,000 stock grant in cash instead of stock.

Upon initial election to the Board, each non-employee director also receives a one-time grant of an option to purchase 12,500 shares of our common stock. The option becomes exercisable three years after grant. Upon re-election to the Board at each annual meeting of shareholders, each non-employee director is granted an option to purchase 3,000 shares of our common stock. These options become exercisable one year after grant. In addition, each director may choose to receive, in lieu of the cash compensation portion of director’s fees, stock options determined to be of equal value to the foregone cash fees, which options are exercisable six months after grant. All of these stock options have an exercise price equal to the fair market value of our common shares on the date of grant and have a term of ten years.

All grants of shares and options to our non-employee directors (other than the payments described above made under our Compensation Plan for Non-Employee Directors) are made under our Director Stock Plan or 2002 Stock Incentive Plan. In total, 375,000 common shares are authorized for issuance under the Director Stock Plan, and 8,550,000 common shares are authorized for issuance under the 2002 Stock Incentive Plan, of which no more than five percent may be granted to non-employee directors.

We also pay the premiums on directors’ and officers’ liability and business travel accident insurance policies covering the directors.

CORPORATE GOVERNANCE

IS DARDEN COMMITTED TO GOOD CORPORATE GOVERNANCE?

Yes. Our core values include integrity and fairness, and we have a long history of aspiring to the highest standards of ethical conduct: doing what we say; reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern our business.

DO YOU HAVE A CODE OF ETHICS?

Yes. We have a comprehensive Code of Business Conduct and Ethics that applies to all employees. It covers many topics, including:

•	conflicts of interest;

•	corporate opportunities;

•	confidentiality;

•	fair dealing;

•	protection of company assets; and

•	compliance with laws, rules and regulations, including insider trading laws.

The Code of Business Conduct and Ethics also addresses the particular responsibilities of our directors and senior financial executives, and encourages the reporting of illegal or unethical behavior, by including:

•	a special code of ethics for our CEO, CFO and other senior financial officers;

•	a code of ethics for the members of our Board of Directors;

•	an open door policy for complaints, with toll-free hotline numbers for all of our restaurant concepts;

•	a confidential, anonymous procedure for submission by employees of concerns regarding questionable accounting or auditing matters; and

•	a policy for compliance with the SEC attorney conduct rules.

The full text of our Code of Business Conduct and Ethics is publicly available on our website at our internet address noted on page five. Our internal audit department requires all officers, as well as employees in the financial, legal, human resources, risk, regulatory and purchasing departments, and certain sales and operational supervisory personnel, to complete an annual questionnaire and certification regarding compliance with our Code.

DO YOU PROMOTE ETHICAL BEHAVIOR AND ETHICS EDUCATION?

Yes. We proactively promote ethical behavior by all employees. Employees are encouraged to talk to supervisors or other personnel when in doubt about the best course of action in a particular situation. To encourage employees to report violations of laws or our Code of Business Conduct and Ethics, we ensure that employees know that we will not allow retaliation for reports made in good faith. We also are committed to ethical behavior in the communities we serve and our industry generally. In 2002, the Darden Restaurants, Inc. Foundation awarded $1.22 million to the University of Florida’s Warrington College of Business to create the Darden Restaurants Foundation Diversity and Business Ethics Endowment. It is the first comprehensive diversity and business ethics endowment in the hospitality industry.

DO YOU HAVE CORPORATE GOVERNANCE GUIDELINES?

Yes. Our Board has adopted Corporate Governance Guidelines that are publicly available on our website noted on page five. The Guidelines cover, among other topics:

•	director responsibilities;

•	director qualification standards;

•	independence of directors;

•	director access to management and, as necessary, independent advisors;

•	director compensation;

•	approval of CEO and management succession plans; and

•	an annual Board performance evaluation.

The Guidelines also include policies on certain specific subjects, including those that:

•	require meetings of the independent directors in executive session without our CEO present at least four times annually;

CORPORATE GOVERNANCE

•	require a letter of resignation from directors upon a job change;

•	limit the number of other boards that directors may serve on;

•	provide a mandatory retirement age for directors; and

•	provide term limits for directors.

The Guidelines also encourage director orientation and education, and four of our directors have attended director continuing education programs accredited by Independent Shareholder Services (ISS).

WHAT BOARD PRACTICES SHOW GOOD GOVERNANCE?

Our Corporate Governance Guidelines require the Board to be composed of at least two-thirds outside independent directors. Our Board currently is composed of nine independent outsiders and only three inside employees. In accordance with proposed NYSE listing standards, we already have Audit, Compensation and Nominating and Governance Committees composed entirely of independent directors. The charters of these committees are publicly available on our website noted on page five. Our Corporate Governance Guidelines allow the non-employee directors to name a lead director to chair the Board’s executive sessions of non-employee directors. If a lead director is designated, he or she will be identified on our website. The Nominating and Governance Committee oversees governance issues and met three times during our last fiscal year. We do not have a “classified board”, or a system where directors’ terms are staggered, but instead our full Board is elected annually. Our current Chief Executive Officer serves on only one other Board of a public company besides our own. He is not a party to any “related party” transactions, which means that there are no transactions with us in which he has a direct or indirect material interest requiring disclosure under applicable SEC rules. No former Darden CEO serves on our Board. All of our directors attended at least 75% of the Board and committee meetings in the past fiscal year. We have never had any shareholder proposals that received majority approval, and therefore have never had any shareholder proposals adopted that were not acted upon by our Board.

WHAT AUDIT COMMITTEE PRACTICES SHOW GOOD GOVERNANCE?

Our Audit Committee is composed entirely of outside, independent directors. The fees paid to our outside accounting firm, KPMG LLP, for non-audit services are significantly less than the fees paid for audit services, and all non-audit services performed by our outside auditors are approved in advance by our Audit Committee. Our Audit Committee charter requires regular rotation of the lead audit partner, and consideration of whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself. Each year our selection of an independent accounting firm is put up for shareholder ratification.

WHAT COMPENSATION PRACTICES SHOW GOOD GOVERNANCE?

Our Compensation Committee is composed entirely of outside independent directors. There are no interlocks among the members of our Compensation Committee, which means that no member of our Compensation Committee has any potential conflicts of interest requiring disclosure under applicable SEC rules. Our non-employee directors do not participate in our pension plan. Our directors receive a portion of their compensation in the form of equity, and all of our directors with more than one year of service own our stock. Our executives are subject to stock ownership guidelines. Effective July 30, 2002, we do not make loans to executive officers to assist them in acquiring stock to satisfy these guidelines or for any other purposes. We have never repriced options, and repricing is specifically prohibited under our 2002 Stock Incentive Plan that was approved last year by our shareholders.

SHARE OWNERSHIP

SECURITY OWNERSHIP OF MANAGEMENT

This table shows the beneficial ownership of our common shares, and information concerning restricted stock units and phantom stock units, as of the end of our fiscal year on May 25, 2003, by our directors, director nominees, executive officers named in the Summary Compensation Table below, and all of our directors and executive officers as a group. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days of May 25, 2003. Except as otherwise indicated, a person has sole voting and investment power with respect to the common shares beneficially owned by that person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Shares (1)		Restricted Stock Units and Phantom Stock Units (2)	Common Shares Beneficially Owned as Percent of Common Shares Outstanding (3)
Leonard L. Berry	12,570		—	*
Odie C. Donald	48,669		22,997	*
Julius Erving, II	16,604		9,129	*
David H. Hughes	7,500	(4)	8,681	*
Joe R. Lee	3,890,617	(5)	—	2.3%
Senator Connie Mack, III	16,017	(6)	690	*
Andrew H. Madsen	241,270		—	*
Clarence Otis, Jr.	312,947		—	*
Richard E. Rivera	1,220,825		21,133	*
Michael D. Rose	104,465		24,310	*
Maria A. Sastre	33,621		3,030	*
Jack A. Smith	47,264		18,976	*
Blaine Sweatt, III	1,327,180		—	*
Rita P. Wilson	33,512		6,066	*
All directors and executive officers as a group (22 persons)	9,234,646	(7)	115,012	5.4%

*	Less than 1%.

(1)	Includes common shares subject to options exercisable within 60 days of May 25, 2003, as follows: Mr. Berry, 4,500 shares; Mr. Donald, 44,169 shares; Mr. Erving, 4,500 shares; Mr. Lee, 2,858,989 shares; Senator Mack, 7,947 shares; Mr. Madsen, 204,700 shares; Mr. Otis, 220,924 shares; Mr. Rivera, 1,022,124 shares; Mr. Rose, 82,034 shares; Ms. Sastre, 28,551 shares; Mr. Smith, 13,500 shares; Mr. Sweatt, 1,005,032 shares; Ms. Wilson, 27,750 shares; and all directors and executive officers as a group, 7,076,746 shares.

Includes common shares held by the trustee of the Darden Savings Plan in the Darden stock fund for the accounts of our executive officers with respect to which the officers have sole voting power and sole investment power, as follows: all directors and executive officers as a group, 112 shares.

SHARE OWNERSHIP

For further information about the voting and investment power of shares held in the Savings Plan, see footnote 4 to the table under the heading “Security Ownership of Principal Shareholders.”

Includes common shares held by the trustee of our Employee Stock Ownership Plan for the accounts of our executive officers, with respect to which the officers have sole voting power and no investment power, as follows: Mr. Lee, 1,448 shares; Mr. Sweatt, 2,147 shares; and all directors and executive officers as a group, 12,035 shares.

Includes restricted stock awarded under our Management and Professional Incentive Plan (MIP) as of May 25, 2003, with respect to which the officers have sole voting power but no investment power, as follows: Mr. Lee, 76,128 shares; Mr. Madsen, 11,481 shares; Mr. Otis, 32,511 shares; Mr. Rivera, 45,397 shares; Mr. Sweatt, 36,074 shares; and all directors and executive officers as a group, 309,139 shares.

(2)	Includes phantom stock units allocated to the Darden stock fund under our Compensation Plan for Non-Employee Directors for the accounts of the following non-employee directors, with respect to which the individuals have no voting or investment power, as follows: Mr. Donald, 4,772 units; Mr. Hughes, 4,157 units; Senator Mack, 690 units; Mr. Rose, 6,086 units; Mr. Smith, 18,976 units; and all directors and executive officers as a group, 34,681 units.

Includes phantom stock units allocated to the Darden stock fund under our non-qualified deferred compensation plan with respect to which the individuals have no voting or investment power, as follows: Mr. Rivera, 21,133 units; all directors and executive officers as a group, 21,133 units.

Includes restricted stock units awarded under the Director Stock Plan, with respect to which the individuals have no voting or investment power, as follows: Mr. Donald, 18,225 units; Mr. Erving, 9,129 units; Mr. Hughes, 4,524 units; Mr. Rose, 18,224 units; Ms. Sastre, 3,030 units; Ms. Wilson, 6,066 units; and all directors and executive officers as a group, 59,198 units.

(3)	For any individual or group, the percentages are calculated by dividing (1) the number of shares beneficially owned by that individual or group, which includes shares underlying options exercisable within 60 days, by (2) the sum of (a) the number of shares outstanding on May 25, 2003 (164,949,694 shares), plus (b) the number of shares underlying options exercisable within 60 days held by just that individual or group. This calculation does not include phantom stock units or restricted stock units.

(4)	Includes 7,500 shares held in a trust for David H. Hughes.

(5)	Excludes 1,200 shares owned by Mr. Lee’s wife as to which he disclaims beneficial ownership.

(6)	Popularly known as Connie Mack, III, Senator Mack files Section 16 reports (Forms 3, 4 and 5) under his legal name of Cornelius McGillicuddy, III.

(7)	Includes 37 shares held by one executive officer for a minor child.

SHARE OWNERSHIP

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS

Except as indicated in the footnotes below, this table shows all persons that we know to beneficially own more than five percent of our outstanding common shares as of the end of our fiscal year on May 25, 2003. As indicated in the footnotes, we have based this information on reports filed by these persons with us and with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
Barclays Global Investors, N.A. 45 Freemont Street San Francisco, California 94105-2228	13,314,357	(3)	8.1%

Darden Savings Plan c/o American Express Retirement Services 733 Marquette Avenue Minneapolis, Minnesota 55402	13,003,486	(4)	7.9%

FMR Corp. 82 Devonshire Street Boston, MA 02109	10,581,333	(5)	6.4%

Putnam, LLC One Post Office Square Boston, MA 02109	10,447,005	(6)	6.3%

(1)	“Beneficial ownership” is a technical term defined under the Securities Exchange Act of 1934 to mean more than ownership in the usual sense. Under applicable rules, you beneficially own our common shares not only if you hold them directly, but also if you indirectly (such as through a relationship, a position as a director or trustee, or a contract or understanding) have or share the power to vote them, or sell them, or to acquire them within 60 days.

(2)	The figure reported is a percentage of the total of 164,949,694 common shares outstanding on May 25, 2003, excluding treasury shares.

(3)	Based on a Schedule 13G dated February 10, 2003, Barclay Global Investors, N.A. beneficially owned an aggregate of 13,314,357 shares either directly or through its affiliates or subsidiaries. Such entities had sole power to vote or direct the vote of 13,302,957 shares and sole power to dispose or direct the disposition of 13,302,957 shares.

(4)

The common shares owned by the Darden Savings Plan are held in trust for the benefit of participants in the plan, for which American Express Retirement Services is trustee, subject to the direction of the plan’s Administrative Committee. Participants are entitled to instruct the plan trustee how to vote all of our common shares allocated to their accounts (a total of 5,379,677 common shares as of May 25, 2003). All common shares allocated to participants for whom no

SHARE OWNERSHIP

voting instructions are received, and all unallocated common shares held by the plan (7,623,809 common shares as of May 25, 2003), will be voted by the trustee in the same proportion as it votes shares for which it did receive voting instructions.

(5)	Based on a Schedule 13G dated February 14, 2003, FMR Corp. beneficially owned an aggregate of 10,581,333 shares either directly or through its affiliates or subsidiaries. Such entities had sole power to vote or direct the voting of 512,298 shares and sole power to dispose or direct the disposition of all 10,581,333 shares.

(6)	Based on a Schedule 13G dated February 5, 2003, Putnam, LLC beneficially owned an aggregate of 10,447,005 shares either directly or through its affiliates or subsidiaries. Such entities had shared power to vote or direct the voting of 409,389 shares and shared power to dispose or direct the disposition of all 10,447,005 shares.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

This table shows the cash compensation and certain other components of compensation for the last three fiscal years for our Chief Executive Officer and our four other most highly compensated executive officers for the fiscal year ended May 25, 2003.

		Annual Compensation					Long-Term Compensation
							Awards				Payments
Name and Principal Position	Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)(1)	Restricted Stock Awards ($)(2)(3)(4)		Securities Underlying Options (#)		LTIP Payouts ($)		All Other Compensation ($)(9)
Joe R. Lee	2003	814,018		478,600		6,147	—		300,000		—		368,606
Chairman of the Board and	2002	775,240		1,085,900		16,659	545,534		367,500		—		676,300
Chief Executive Officer	2001	750,000		947,700		15,865	477,072		374,063		—		568,061

Richard E. Rivera	2003	621,153		333,300		2,700	—		125,000		—		208,627
President, Chief Operating	2002	544,325		515,200		—	453,570	(5)	172,500		—		276,456
Officer	2001	525,000		469,500		—	236,342		156,750		—		206,749

Blaine Sweatt, III	2003	434,133		—	(6)	20,069	—	(6)	100,000		—		115,874
Executive Vice President	2002	413,461		—	(6)	—	—	(6)	165,000		—		164,669
and President, New	2001	400,000		290,097		1,538	637,868	(7)	142,500		977,040	(7)	424,501
Business Development

Clarence Otis, Jr	2003	400,000		275,500		7,981	—		115,000	(8)	—		80,437
Executive Vice President	2002	335,112		298,700		—	344,792	(5)	124,818		—		96,562
and President, Smokey	2001	310,000		270,800		—	136,302		75,525		—		77,260
Bones

Andrew H. Madsen	2003	360,000		276,900		2,292	—		72,000		—		82,079
Senior Vice President	2002	271,518		273,000		402	137,137		66,615		—		84,086
and President, Olive	2001	N/A	(10)	—		—	—		—		—		—
Garden

(1)	These amounts relate to vacation cash-in and tax gross-ups. Perquisites that do not exceed the lesser of $50,000 or ten percent of the total annual salary and bonus for a given executive officer have been omitted.

(2)	Except where noted, the amounts for fiscal 2002 are based on the closing market price ($27.40) of our common shares on June 19, 2002, the date of grant of fiscal 2002 restricted stock awards under the MIP, and amounts for fiscal 2001 are based on the closing market price ($17.2066) of our common shares on June 20, 2001, the date of grant for these shares. Under the MIP, for awards made in 2001 and 2002, participants must deposit with us one personally owned common share of Darden for every two shares of restricted stock awarded. For the restricted stock to vest, a participant’s personally owned shares must remain on deposit until the earlier of 100% vesting or three years. Restricted stock immediately vests in the event of a change in control of Darden. No restricted stock awards were made for fiscal 2003. Awards of restricted stock and restricted stock units made in June 2003 during fiscal 2004 were made primarily for performance in the coming years. These grants will appear in next year’s proxy statement as fiscal 2004 awards. Based on the closing market price of $19.50 of our common shares on June 19, 2003, the date of grant, these awards were as follows: Mr. Lee, 43,750 restricted stock units ($853,125); Mr. Rivera, 33,750 restricted shares ($658,125); Mr. Sweatt, 13,311 restricted stock units ($259,565); Mr. Otis, 20,000 restricted shares ($390,000); and Mr. Madsen, 17,500 restricted shares ($341,250). See “Compensation Committee Report” on page 24.

EXECUTIVE COMPENSATION

(3)	The number and aggregate value of restricted stock holdings (valued at the closing market price of our common stock of $18.35 on May 23, 2003, the last trading day of fiscal 2003) were as follows: Mr. Lee, 76,128 shares ($1,396,949); Mr. Rivera, 45,397 shares ($833,035); Mr. Sweatt, 36,074 shares ($661,958); and Mr. Otis, 32,511 shares ($596,577); and Mr. Madsen, 11,481 shares ($210,676).

(4)	Under the MIP, Mr. Lee received restricted stock awards of 27,726 shares in fiscal 2001 and 19,910 shares in fiscal 2002; Mr. Rivera received restricted stock awards of 13,736 shares in fiscal 2001 and 9,446 shares in fiscal 2002; Mr. Sweatt received restricted stock awards of 8,487 shares in fiscal 2001, and participated in a special bonus arrangement in fiscal 2002 and fiscal 2003 (see Note 6); Mr. Otis received restricted stock awards of 7,922 shares in fiscal 2001 and 5,476 shares in fiscal 2002; Mr. Madsen received restricted stock awards of 5,005 shares in fiscal 2002. All of these restricted stock awards vest ten years after the date of grant, except that accelerated vesting may occur for a variable percentage of these shares in each of the first five years following their grant, upon satisfaction of certain performance standards. Holders of restricted stock are entitled to receive dividends on those shares.

(5)	Mr. Rivera and Mr. Otis each received a one-time restricted stock grant of 7,500 shares related to promotions, and the grants were approved by the Compensation Committee on March 20, 2002. In each case, the value of the restricted stock is $194,750, based on the closing market price of our common stock of $25.9666 on April 1, 2002, the date of grant. The restricted stock vests 25% each year over a four-year period.

(6)	Under the MIP, the Compensation Committee may provide for bonuses for special projects. Such an arrangement was made under the MIP with Mr. Sweatt, providing for a special bonus payable in cash and restricted stock in connection with the successful development of a new restaurant concept. During the four-year project period, portions of Mr. Sweatt’s annual MIP bonus may be invested and placed at risk, to be paid with additional cash and a grant of restricted stock upon approval by the Board of Directors of the new concept for national rollout, or otherwise forfeited. In fiscal 2002 and fiscal 2003, Mr. Sweatt invested all of his bonus of $419,400 and $258,500, respectively, under this program. Although not reported in the table because it was invested, this bonus amount has been included for purposes of determining the five most highly compensated executive officers to be listed in the table. See “Long-Term Incentive Plans – Awards in Last Fiscal Year.”

(7)	Mr. Sweatt received a special bonus under the MIP upon the Board of Directors’ approval of the Smokey Bones concept for national rollout following a two-year development period. Portions of Mr. Sweatt’s annual incentive bonuses for the 2000 and 2001 fiscal years were invested and placed at risk, to be paid with additional cash and a grant of restricted stock. Following the Board’s approval of the rollout in June 2001, Mr. Sweatt received a bonus of $977,040 and 28,584 shares of restricted stock valued at $491,834 (based on the closing market price of our common stock of $17.2066 on June 20, 2001, the date of grant). See the columns in the Summary Compensation Table captioned “Restricted Stock Awards” and “LTIP Payouts.”

(8)	Mr. Otis received a one-time stock option grant of 15,000 shares related to his appointment as Executive Vice President and President, Smokey Bones.

(9)	These amounts are allocations under our non-qualified deferred compensation plan.

(10)	Mr. Madsen became an executive officer of Darden on April 1, 2002.

EXECUTIVE COMPENSATION

OPTION GRANTS IN LAST FISCAL YEAR

The following table summarizes awards of stock options during the fiscal year ended May 25, 2003, to the executive officers named in the Summary Compensation Table.

	Individual Grants (1)
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Terms ($)(2)
					5% ($)	10% ($)
Joe R. Lee	300,000	7.14	27.27	6/19/12	5,144,987	13,038,407

Richard E. Rivera	125,000	2.98	27.27	6/19/12	2,143,745	5,432,670

Blaine Sweatt, III	100,000	2.38	27.27	6/19/12	1,714,996	4,346,136

Clarence Otis, Jr.	100,000	2.38	27.27	6/19/12	1,714,996	4,346,136
	15,000.36		20.86	12/23/12	196,781	498,682

Andrew H. Madsen	72,000	1.71	27.27	6/19/12	1,234,797	3,129,218

(1)	All options were granted under the Stock Option and Long-Term Incentive Plan of 1995 (1995 Plan) at the fair market value of our common shares on the grant date and generally expire ten years from the grant date. The options will become exercisable according to the following schedule: 50% after three years and 50% after four years. All options become exercisable immediately in the event of a change in control of Darden.

(2)	These assumed values result from prescribed rates of stock price appreciation. The actual value of the options is dependent on the future performance of our common shares and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved.

LONG-TERM INCENTIVE PLANS – AWARDS IN LAST FISCAL YEAR

Under the MIP, the Compensation Committee of the Board of Directors may provide for bonuses for special projects. Such an arrangement was made under the MIP with Mr. Sweatt, one of the executive officers named in the Summary Compensation Table, providing for a special bonus payable in cash and restricted stock in connection with the successful development of a new restaurant concept. During the four-year project period, portions of Mr. Sweatt’s annual MIP bonus may be invested and placed at risk, to be paid with additional cash and a grant of restricted stock upon approval by the Board of Directors of the new concept for national rollout, or otherwise forfeited. New restaurant development is important to us, and the compensation structure for key employees in this area is designed so that a significant portion of their compensation may be weighted toward long-term incentive compensation payable on achieving successful results. Mr. Sweatt elected to invest his fiscal 2003 bonus under this program as set forth in Note 6 to the Summary Compensation Table.

EXECUTIVE COMPENSATION

STOCK OPTION EXERCISES AND HOLDINGS

The following table summarizes the stock option exercises by the executive officers named in the Summary Compensation Table during the fiscal year ended May 25, 2003, and the value of the stock options held by these officers as of May 25, 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)				Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(3)
			Conversion Plan (1)		1995 Plan (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable	Exercisable	Unexercisable
Joe R. Lee	178,408	2,546,406	451,022	—	2,014,686	1,247,813	24,652,032	4,167,726
Richard E. Rivera	—	—	—	—	868,749	529,250	8,129,052	1,698,863
Blaine Sweatt, III	77,914	1,113,936	184,034	—	674,748	482,500	8,659,332	1,605,900
Clarence Otis, Jr.	—	—	—	—	153,162	345,343	1,372,645	827,471
Andrew H. Madsen	—	—	—	—	141,200	201,816	843,874	507,172

(1)	These options were granted in 1995 under our Stock Option and Long-Term Incentive Conversion Plan (Conversion Plan) as a result of the conversion of stock options granted by General Mills, Inc., our former parent, to the named executive officers. General Mills options were adjusted so that two-thirds of the aggregate economic value of each stock option grant was retained in adjusted General Mills stock options, and one-third of the aggregate economic value of each stock option grant was converted into newly issued stock options to purchase our common shares. General Mills stock options retained by the named executive officers are not reported in this table. The aggregate economic value at the date of conversion of each named executive officer’s stock option grants was neither increased nor decreased as a result of these adjustments, other than small differences due to rounding of whole shares.

(2)	These options were granted under the 1995 Plan.

(3)	The value of all unexercised in-the-money options equals the difference between the closing market price of our common stock of $18.35 on May 23, 2003, the last trading day of the fiscal year, and the exercise price, multiplied by the number of shares underlying such options.

EXECUTIVE COMPENSATION

DO EXECUTIVE OFFICERS CURRENTLY PARTICIPATE IN A DEFINED BENEFIT RETIREMENT PLAN?

No. None of our executive officers are currently active participants in qualified retirement plans sponsored by us. Until May 1995, however, when we were a wholly owned subsidiary of General Mills, Inc. and were known as General Mills Restaurants, Inc., or “GMRI,” certain of our executive officers participated in qualified retirement plans sponsored by GMRI or by General Mills. Mr. Lee participated in GMRI’s qualified defined benefit plan until January 1, 1989, and from January 1, 1989 through January 1, 1995, he accrued benefits under the Supplemental Retirement Plan of General Mills. Prior to January 1, 1989, Mr. Sweatt participated in GMRI’s qualified defined benefit retirement plan. From January 1, 1989 through May 31, 1994, Mr. Sweatt accrued benefits under the Supplemental Retirement Plan of General Mills. Following our spin-off from General Mills in May 1995, the GMRI Retirement Income Plan became our Retirement Income Plan (RIP) to be funded from a pension trust maintained by us. Liability under the General Mills Supplemental Retirement Plan was transferred to us under a Supplemental Pension Plan (SPP) maintained for this purpose. Under the RIP and SPP, Mr. Lee and Mr. Sweatt will receive estimated annual aggregate benefits at normal retirement (age 65) of $368,448 and $51,935, respectively. These benefits are fixed, because the officers no longer are participating in the plans.

DO EXECUTIVE OFFICERS CURRENTLY PARTICIPATE IN ANY NON-QUALIFIED DEFERRED COMPENSATION PLAN?

Yes. We maintain a non-qualified deferred compensation plan for our officers and certain employees. Our FlexComp Plan permits participating executive officers to defer receipt of up to 15% of their base salaries and up to 100% of their annual incentive compensation. Amounts deferred under the plan are payable in cash on the date or dates selected by each participant in accordance with the terms of the plan or on such other date or dates specified in the plan. Deferred amounts are credited with rates of return based on the performance of several investment alternatives (which mirror the returns credited in our Savings Plan), as selected by the participant. During fiscal 2003, all of the executive officers named in the Summary Compensation Table participated in the plan. We also make certain contributions to executive officers’ accounts under the FlexComp Plan as described in the Compensation Committee Report below.

DO ANY OF THE EXECUTIVE OFFICERS HAVE EMPLOYMENT AGREEMENTS?

No. None of our executive officers have employment agreements.

DO EXECUTIVE OFFICERS HAVE ANY CHANGE-IN-CONTROL ARRANGEMENTS?

Yes. As of May 25, 2003, we had management continuity agreements with all of our executive officers named in the Summary Compensation Table. The agreements provide for severance payments equal to three times the annual compensation of the officer (determined by the then-current base salary plus highest cash bonus award during the preceding three years) and continuation of health and similar benefits for a three-year period if the officer is terminated without Cause or voluntarily terminates employment with Good Reason (as defined in the agreements) within two years after we have a change in control. One year’s compensation and continuation of benefits is provided if the officer is terminated without Cause more than two years after a change in control, or if he or she elects within 30 days after the first anniversary of the change of control to voluntarily terminate employment. The agreements provide for an initial two-year term, and are extended on each annual anniversary date for two years from the anniversary date, unless prior notice is given by us that the agreement will not be extended. We also have entered into related trust agreements to

EXECUTIVE COMPENSATION

provide for payments under our non-qualified deferred compensation plans, including the Compensation Plan for Non-Employee Directors, the MIP, the FlexComp Plan and the management continuity agreements. Full funding is required upon a change in control of our company. In addition, stock options, restricted stock and restricted stock units issued under our stock plans are subject to accelerated vesting if we experience a change in control, as defined in those plans or related award agreements.

DO WE HAVE SHARE OWNERSHIP GUIDELINES FOR EXECUTIVE OFFICERS?

Yes. In June 1997, we adopted share ownership guidelines for our officers, including executive officers. Under the guidelines, the Chief Executive Officer was required to own, within seven years after June 1997, common shares valued at a multiple of four times the CEO’s base salary. Other officer guidelines ranged from a multiple of one-half base salary to three times base salary, depending on the officer’s level of responsibility in the organization. In June 2003, we increased these guidelines by fifty percent so that the CEO must now own common shares valued at a multiple of six times base salary, and other officers must own shares valued at between three-fourths base salary and four and one-half times base salary. The CEO and all officers generally must meet these levels within seven years of attaining their officer status, subject to transition periods upon implementing the new guidelines or promotion.

DO WE PROVIDE LOANS FOR EXECUTIVE OFFICERS TO MEET THEIR SHARE OWNERSHIP GUIDELINES?

No. Effective July 30, 2002, and in compliance with the Sarbanes-Oxley Act of 2002, we no longer make new loans of any kind to our executive officers. However, loans to executive officers made prior to that date remain outstanding, and are expected to be repaid according to their terms. In that regard, to assist officers, including executive officers, in meeting their share ownership guidelines, we implemented the 1998 Stock Purchase/Option Award Loan Program (Loan Program) under the 1995 Plan. The Loan Program provided loans to officers to purchase shares of our common stock and awarded two options for every new share purchased, up to a maximum total share value equal to a designated percentage of the officer’s base compensation. The loans were full recourse and interest bearing, with a maximum loan amount of 75% of the value of the stock purchased. All stock purchased is held on deposit with us until the loans or applicable portion thereof are repaid. As of May 25, 2003, 56 of our officers had participated in the Loan Program. The program resulted in the purchase of a total of 256,473 shares by our officers. The interest rate for each loan was the applicable federal rate for mid-term loans with semi-annual compounding for the month in which the loan originated. As noted above, we no longer make new loans under this program to our executive officers or any other officers, but loans made prior to discontinuing the program remain outstanding. As of May 25, 2003, for the executive officers named in the Summary Compensation Table above, whose indebtedness exceeded $60,000, their maximum outstanding principal balances at any time since the beginning of fiscal 2003 were: Mr. Lee, $151,291; Mr. Otis, $105,227; Mr. Rivera, $135,870; and Mr. Madsen $71,900. The outstanding principal balances of these loans as of May 25, 2003, and their applicable interest rates were: Mr. Lee, $115,718 at 6.54%; Mr. Otis, $43,824 at 6.54% and $46,795 at 4.93%; Mr. Rivera, $0; and Mr. Madsen, $34,090 at 4.93% and $37,810 at 4.47%.

ARE THERE ANY OTHER RELATIONSHIPS OR RELATED TRANSACTIONS BETWEEN US AND OUR MANAGEMENT?

No. Except as discussed above, there are no other relationships or related transactions between us and our directors or executive officers of the type and amount required to be disclosed under applicable SEC rules.

COMPENSATION COMMITTEE REPORT

WHO IS ON THE COMPENSATION COMMITTEE AND WHAT DOES IT DO?

The Compensation Committee of the Board of Directors is comprised entirely of independent outside directors. The Committee discharges the responsibilities of the Board relating to compensation of our CEO and other executives. The Committee also is responsible for overseeing the compensation and benefit policies of the Company, including those that govern annual and long-term compensation, as well as stock ownership programs. From time to time the Committee uses independent consultants to provide it with background information to assist it in performing its duties.

WHAT IS OUR PHILOSOPHY OF EXECUTIVE COMPENSATION?

We use cash and stock-based compensation for three purposes:

•	to align executives’ interests with those of shareholders;

•	to focus executives on short- and long-term business strategies; and

•	to reward individual, business unit and corporate performance.

Ultimately, the objective of our compensation program is to maximize our success. As detailed in the Summary Compensation Table, a significant portion of our pay for executives is variable and linked to performance.

We also evaluate our compensation programs to assure they are competitive with those of comparable companies. The peer group against which compensation and performance are compared is comprised of publicly traded chain restaurant companies with substantial market capitalization. Supplemental pay data is obtained for hospitality, retail and other general industry companies. The compensation peer group is a broader group than the S&P Restaurants Index used in the total shareholder return performance graph at the end of this proxy statement. The S&P Restaurants Index is the only published index for purposes of such comparison, but does not include all appropriate comparable companies for compensation purposes.

WHAT IS OUR GOAL FOR CASH COMPENSATION?

Our goal for cash compensation is to pay competitive base salaries, with the potential for incentive compensation under the Management and Professional Incentive Plan (MIP). If individual and corporate or unit performance is above median compared with the compensation peer group described above, then total cash compensation is intended to be above median within that group. Conversely, if performance is below median compared with the compensation peer group, then total cash compensation is intended to be below median.

HOW ARE BASE SALARIES FOR EXECUTIVES DETERMINED?

Base salaries for executive officers are determined annually by the Committee based on the individual performance of the executive officer and the executive’s pay relative to the compensation peer group.

WHAT IS THE MANAGEMENT AND PROFESSIONAL INCENTIVE PLAN?

Annual incentive awards are granted by the Committee to executive officers under our MIP, and are paid in a combination of cash and restricted stock. Awards to key executives are based on the potential future impact of the individual’s position on overall corporate results as measured by the position, level and base salary of the individual and the degree to which the individual can affect the results.

As required by the MIP, the Committee met on June 19, 2003, to evaluate our performance for fiscal 2003 and determine a corporate rating. This rating was based upon diluted earnings per share (EPS) growth, return on gross investment (ROGI), and sales growth for fiscal 2003

COMPENSATION COMMITTEE REPORT

compared to the targets approved by the Committee at the inception of fiscal 2003. These determinations resulted in the cash bonus payments listed in the Summary Compensation Table for the CEO and other named executive officers for fiscal 2003.

The Committee also set MIP targets for fiscal 2004 at its meeting on June 19, 2003. For fiscal 2004, the Committee seeks to bring renewed focus and enthusiasm to restore and reinforce the confidence of the financial community as well as the employee teams. Accordingly, the fiscal 2004 targets set by the Committee require achievement of considerable levels of EPS growth, ROGI, and sales growth.

Under the MIP, the Committee may provide for bonuses for special projects. New restaurant development is important to us, and the compensation structure for key employees in this area is designed so that a significant portion of their compensation may be weighted toward long-term incentive compensation payable on achieving successful results. Such an arrangement was made under the MIP in fiscal 2002 with Mr. Sweatt, one of the executive officers named in the Summary Compensation Table, providing for a special bonus payable in cash and restricted stock in connection with the successful development of a new restaurant concept. During the four-year project period, portions of Mr. Sweatt’s annual MIP bonus may be invested and placed at risk, to be paid with additional cash and a grant of restricted stock upon approval by the Board of Directors of the new concept for national rollout, or otherwise forfeited. Mr. Sweatt elected to invest his 2003 bonus under this program as set forth in note 6 to the Summary Compensation Table.

WHAT ARE THE COMPONENTS OF STOCK-BASED COMPENSATION?

The Committee and management believe that broad and deep employee share ownership effectively facilitates the building of shareholder wealth and aligns the interests of employees with those of the shareholders.

Our stock plans enable us to attract and retain able employees with stock options, restricted stock and restricted stock units. Awards are made to employees who are responsible for the growth and sound development of our business.

Stock options are granted by the Committee to executive officers and other employees based on their potential future impact on corporate results (i.e., the employee’s level of responsibility in the organization), criticality to the organization (due to unique knowledge or skills, succession planning or other organizational needs), and performance (including business unit, corporate, and past and anticipated future, individual performance levels). During the fiscal year ended May 25, 2003, options were granted to a total of 76 officers and 4,972 additional employees. Stock option grants to the Chief Executive Officer and other executive officers are periodically reviewed against option grants made by other large restaurant, hospitality and retail companies in the compensation peer group previously described.

Our plans permit executives to exchange part of their annual cash incentive compensation for additional stock options. The number of options granted is based on the amount of the incentive payout being exchanged and the present value of the stock options to be received. Executive officers may exchange a maximum of 50% of their annual cash incentive compensation for stock options.

Our stock plans also authorize the Committee to approve awards to selected employees of restricted stock and restricted stock units in an amount up to 4,220,000 of the total of 47,250,000 shares originally authorized for issuance under the plans. The Committee determines the number of shares to be awarded, the length of the restricted period, the purchase price, if any, to be paid by the participant, and whether any other restrictions will be imposed with respect to the awards.

COMPENSATION COMMITTEE REPORT

Prior to June 2003, the majority of restricted shares were granted under a stock matching feature of the MIP. The number of shares granted was based on the participant’s annual bonus, which in turn was based on performance for the year just ended. The grants also required participants to place on deposit one share of personally owned common stock for every one or two shares of restricted stock awarded, depending on the employee’s position.

Beginning with grants made in June 2003, we eliminated the tie between grants of restricted stock or restricted stock units, and the annual bonus, so that the size of the grant is no longer based solely on prior year performance. Instead, restricted stock and restricted stock unit grants are primarily prospective and are based on the same factors discussed above that determine the size of annual stock option awards: potential future impact of the employee, criticality going forward, and performance. We also eliminated the deposit share matching requirement, although shares previously deposited will remain on deposit in accordance with the terms of the prior matching grants. The new restricted stock awards will also generally vest in four years instead of three, while grants for officers will continue to vest in ten years, subject to accelerated performance-based vesting.

Also beginning with grants made in June 2003, we are seeking to increase executive and shareholder financial alignment by increasing executive share ownership requirements by 50% over prior standards. The new share ownership requirement is six times annual base salary for the Chief Executive Officer and between three-fourths and four and one-half times base salary for other officers. In addition, we reduced targeted levels of stock-based compensation for executives in order to more efficiently manage our share reserves and to proactively respond to increasing shareholder sensitivity to dilution.

The Summary Compensation Table summarizes the options and restricted stock awards granted for fiscal 2003, 2002 and 2001 to the five most highly compensated executive officers. Further details regarding options granted in fiscal 2003 are provided under “Option Grants in Last Fiscal Year.” Included in the totals are options granted in exchange for annual cash incentive payout.

DO EXECUTIVE OFFICERS CURRENTLY PARTICIPATE IN A DEFINED BENEFIT RETIREMENT PLAN?

No. None of our executive officers currently are active participants in qualified retirement plans sponsored by us. Prior to January 1, 1995, certain of our current executive officers participated in defined benefit plans maintained (1) by us when we were known as General Mills Restaurants, Inc., and were a wholly owned subsidiary of General Mills, Inc., or (2) by General Mills, Inc., and will receive benefits under those plans upon retirement, as explained on page 22 under “Executive Compensation.”

WHAT DEFERRED COMPENSATION BENEFITS ARE PROVIDED?

Our executive officers, along with other employees who are ineligible to participate in our qualified plans, participate in a non-qualified deferred compensation plan. This plan was designed to provide benefits in lieu of qualified retirement plans maintained by us and by our former parent, General Mills, Inc. For executive officers hired on or prior to June 25, 2000, which includes all of the named executive officers in the Summary Compensation Table on page 18, one portion of our annual contribution to the plan ranges from 1.5% to 7.2% of the officer’s eligible annual earnings based on our performance. The second portion of our annual contribution ranges from 2% to 20% of the officer’s eligible earnings based on the officer’s age and, if applicable, the years of service during which the officer was covered by our qualified retirement plan. After June 25, 2000, new plan participants receive a contribution of 4% per year in place of the age and service contributions. Participants elect to have their contributions credited with market rates of

COMPENSATION COMMITTEE REPORT

return based on several investment alternatives, which mirror the returns credited in our Savings Plan. The plan does not have a guaranteed rate of return or guaranteed retirement benefit. The annual contributions made by us for the accounts of the five most highly compensated executive officers are shown in the “All Other Compensation” column of the Summary Compensation Table.

WHAT ARE THE BASES FOR THE CHIEF EXECUTIVE OFFICER’S COMPENSATION?

The Committee determines the Chief Executive Officer’s base salary, annual bonus, and stock option grant based on performance and an assessment of competitive market compensation practices for chief executive officers. The Committee met on June 19, 2003, to evaluate the Chief Executive Officer’s performance for fiscal 2003, and its evaluation was reported to the independent directors of the Board. Mr. Lee’s annual base salary rate was not increased, which continues to position him below competitive market median rates. For fiscal 2003, the Compensation Committee performance rating under the MIP for Mr. Lee resulted in a bonus of $478,600. The rating and resulting bonus for Mr. Lee are based on various factors, including performance against stated financial targets (i.e., EPS growth, ROGI, sales growth, adjusted debt to adjusted capital ratio, fixed charge coverage ratio, and growth in operating profit), Mr. Lee’s commitment to service excellence, and his success in positioning the organization for long-term growth as evidenced by a new organizational structure with a Chief Operating Officer focused on strategies across Darden, and our strong internal business development efforts.

ARE THERE LIMITS ON THE DEDUCTIBILITY OF EXECUTIVE COMPENSATION?

Yes. Unless the conditions specified in the regulations under Section 162(m) of the Internal Revenue Code are met, we may not be entitled to deduct, for federal income tax purposes, certain compensation in excess of $1 million per year paid to persons named in the Summary Compensation Table. We believe that we meet all requirements for deductibility of executive compensation. We will continue to monitor whether our plans require amendment to continue to meet the deductibility requirements of the tax law without compromising the flexibility needed to meet our executive compensation goals.

IS THE COMMITTEE SATISFIED THAT OUR EXECUTIVE COMPENSATION PLANS MEET OUR OBJECTIVES?

Yes. The Compensation Committee is satisfied that the compensation and long-term incentive plans established for the Chief Executive Officer and the other executive officers are structured and administered to support our business strategy and to create strong linkage and alignment with our long-term best interests and those of our shareholders. The Committee will periodically reevaluate these programs to ensure they continue to do so.

WHO PREPARED THIS REPORT?

This report has been furnished by the members of the Compensation Committee:

Michael D. Rose, Chair

Odie C. Donald

David H. Hughes

Maria A. Sastre

Jack A. Smith

Rita P. Wilson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

No member of the Compensation Committee has ever served as an officer or employee of the Company or any of its subsidiaries or has had any relationship with us requiring disclosure under applicable SEC regulations.

AUDIT COMMITTEE REPORT AND AUDIT FEES

AUDIT COMMITTEE REPORT

WHO SERVES ON THE AUDIT COMMITTEE AND WHAT DOES IT DO?

The Audit Committee is composed of six non-employee directors, all of whom are independent under the rules of the New York Stock Exchange. The responsibilities of the Audit Committee include assisting with Board oversight of:

•	the integrity of our financial statements;

•	our compliance with legal requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of our internal audit function and independent auditors.

The Audit Committee also appoints our independent auditors, subject to shareholder ratification.

HOW DO THE RESPONSIBILITIES OF THE AUDIT COMMITTEE, MANAGEMENT AND OUR INDEPENDENT AUDITORS DIFFER?

Management is responsible for our internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report on the audit. The Audit Committee’s responsibility is to monitor and oversee these processes.

WHAT DOCUMENT GOVERNS THE ACTIVITIES OF THE AUDIT COMMITTEE?

The Audit Committee acts under a written charter adopted by the Board of Directors, which sets forth its responsibilities and duties, as well as requirements for the Audit Committee’s composition and meetings. An amended and restated version of the Audit Committee’s charter was approved by the Board of Directors on July 21, 2003, and a copy is attached to this proxy statement as Exhibit A. The Audit Committee reviews the charter annually and remained in compliance with the charter during fiscal 2003.

HAS THE AUDIT COMMITTEE REVIEWED OUR AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED MAY 25, 2003?

Yes. The Audit Committee has:

•	reviewed and discussed the audited consolidated financial statements with our management; and

•	discussed with KPMG LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

HAS THE AUDIT COMMITTEE REVIEWED THE INDEPENDENCE OF OUR AUDITORS?

Yes. The Audit Committee has received from KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG LLP that firm’s independence from us.

HAS THE AUDIT COMMITTEE MADE A RECOMMENDATION REGARDING OUR AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR FISCAL 2003?

Yes. Based upon the reviews and discussions with management and the independent auditors described above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended May 25, 2003 for filing with the SEC.

HAS THE AUDIT COMMITTEE REVIEWED THE FEES PAID TO THE INDEPENDENT AUDITORS DURING FISCAL 2003?

Yes. The Audit Committee has reviewed and discussed the fees paid to KPMG LLP during

AUDIT COMMITTEE REPORT AND AUDIT FEES

the last fiscal year for audit and non-audit services, which are set forth below under the caption “Independent Auditor Fees and Services,” and has determined that the provision of the non-audit services are compatible with the firm’s independence.

WHO PREPARED THIS REPORT?

This report has been furnished by the members of the Audit Committee:

Jack A. Smith, Chair

Odie C. Donald

David H. Hughes

Senator Connie Mack, III

Maria A. Sastre

Rita P. Wilson

INDEPENDENT AUDITOR FEES AND SERVICES

AUDIT FEES.

During fiscal 2003 and fiscal 2002, the aggregate fees billed or estimated to be billed to us for professional services rendered by KPMG LLP for the audit of our annual financial statements, review of financial statements included in our Form 10-Qs or services normally provided by our accountants in connection with statutory and regulatory filings or engagements were $442,400 and $413,294, respectively.

AUDIT-RELATED FEES.

During fiscal 2003 and fiscal 2002, the aggregate fees billed to us or estimated to be billed to us for assurance and related services by KPMG LLP that were reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above were $64,000 and $37,250, respectively. The nature of the services provided consisted in both years of audits of our employee benefit plans and the Darden Restaurants, Inc. Foundation.

TAX FEES.

During fiscal 2003 and fiscal 2002, the aggregate fees billed to us for professional services rendered by KPMG LLP for tax compliance, tax advice, and tax planning were $124,590 and $90,500, respectively. The nature of the services provided consisted in both years of Canadian tax return preparation, and in fiscal 2002 also included United States tax consulting.

ALL OTHER FEES.

During fiscal 2003 and fiscal 2002, there were no fees billed to us for any other products or services provided by KPMG LLP, other than the services reported above.

PRE-APPROVAL POLICY.

Pursuant to our Controller Memorandum CM-9, we have a policy that discourages the retention of our independent auditors for non-audit services. We will not retain our independent auditors for non-audit work unless:

•	in the opinion of senior management, the independent auditors possess unique knowledge or technical expertise that is superior to that of other potential providers;

•	the approvals of the Chair of the Audit Committee and the Chief Financial Officer are obtained prior to the retention; and

•	the retention will not affect the status of the auditors as “independent accountants” under applicable rules of the SEC, Independence Standards Board, and New York Stock Exchange.

The details regarding any engagement of the independent auditors for non-audit services are provided promptly to the full Audit Committee. During fiscal 2003 and 2002, all of the services provided by KPMG LLP for the services described above under Audit-Related Fees, Tax Fees and All Other Fees were pre-approved using the above procedures, and none were provided pursuant to any waiver of the pre-approval requirement.

SHARE PERFORMANCE GRAPH

This graph compares our total shareholder returns against the Standard & Poor’s (S&P) 500 Stock Index, and our industry peer group as measured by the S&P Restaurants Index. The graph assumes that $100 was invested in our common shares and the other indices on May 31, 1998, and that all dividends were reinvested. The companies included in the S&P Restaurants Index, in addition to Darden, were as follows: McDonald’s Corporation; Starbucks Corporation; YUM! Brands, Inc.; and Wendy’s International, Inc. The stock prices shown are historical and do not determine future performance.

COMPARISON OF FIVE-YEAR TOTAL RETURN

DARDEN RESTAURANTS, INC., S&P 500 STOCK INDEX

AND S&P RESTAURANTS INDEX

Total Return Index	5/31/98	5/30/99	5/28/00	5/27/01	5/26/02	5/25/03
Darden Restaurants, Inc.	100.00	138.68	123.34	189.51	246.78	181.62
S&P 500	100.00	121.03	129.66	121.65	104.62	91.72
S&P Restaurants Index	100.00	124.37	112.86	104.59	114.82	81.59

GENERAL

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of our common shares to file with the SEC and the New York Stock Exchange reports of ownership and changes in ownership of our common shares. Directors, executive officers and greater-than-ten-percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of these reports furnished to us since the beginning of fiscal 2003 and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors and executive officers were satisfied during fiscal 2003 except that: Forms 5 for Linda Dimopoulos and Clarence Otis, Jr. were filed in July 2003 to report late the disposition of stock to us for tax withholding upon vesting of restricted stock in December 2002; and a Form 5 for Richard Rivera was filed in July 2003 to report late 37 weekly acquisitions from September 2002 through May 2003 by payroll deductions of phantom stock units under our FlexComp non-qualified deferred compensation plan.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO SHAREHOLDERS.

SEC rules require us to provide an Annual Report to shareholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record.

Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended May 25, 2003 (not including exhibits or documents incorporated by reference), are available without charge to shareholders upon written or oral request to Investor Relations, Darden Restaurants, Inc., 5900 Lake Ellenor Drive, Orlando, Florida 32809, phone (407) 245-6458 or via the Internet at www.irinfo@darden.com.

YOUR VOTE IS IMPORTANT!

Please promptly mark, sign, date and return your proxy card in the enclosed envelope or follow the instructions on your card to vote by Internet or telephone.

BY ORDER OF THE

BOARD OF DIRECTORS

Paula J. Shives

Senior Vice President,

General Counsel and Secretary

August 22, 2003

EXHIBIT A

DARDEN RESTAURANTS, INC.

AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS

CHARTER

COMPOSITION AND MEETINGS.

The Audit Committee assists the Board in fulfilling its oversight responsibilities. The Audit Committee shall consist of no less than three members of the Board of Directors, all of whom shall in the judgment of the Board of Directors be independent in accordance with applicable Securities and Exchange Commission (“SEC”) rules, New York Stock Exchange (NYSE) listing standards and the Company’s Corporate Governance Guidelines. Each member of the Audit Committee shall in the judgment of the Board of Directors be financially literate, have a basic understanding of finance and accounting and be able to read and understand the Company’s fundamental financial statements. At least one member of the Committee shall in the judgment of the Board of Directors be an audit committee financial expert in accordance with the rules and regulations of the SEC, and at least one member (who may also serve as the Audit Committee financial expert) shall in the judgment of the Board of Directors have accounting or related financial management expertise in accordance with the NYSE listing standards.

The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating and Governance Committee. The Board may, upon recommendation by the Nominating and Governance Committee, remove any Audit Committee member at any time, with or without cause.

The Audit Committee shall meet at least five times annually, or more frequently as circumstances dictate. Meetings may be called by the Chairman of the Committee, the Chairman of the Board or Chief Executive Officer, or a majority of the Committee. The Committee shall operate pursuant to the Bylaws of the Company, including Bylaw provisions governing notice of meetings and waivers of notice, the number of Committee members required to take actions at meetings and by written consent, and other related matters. The Committee shall meet privately in executive session periodically with management, and at least quarterly with the Vice President of the Company’s internal auditing department and also with the Company’s independent auditors. The Committee shall maintain minutes of its meetings and report its findings to the Board after each Committee meeting but not later than the next Board meeting.

PURPOSE OF THE AUDIT COMMITTEE.

The Audit Committee’s primary purpose is to:

1.	Assist the Board in its oversight responsibilities to shareholders, specifically with respect to: (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, and (d) the performance of the Company’s internal audit function and independent auditors; and

2.	Prepare the report required by the SEC’s proxy rules to be included in the Company’s annual proxy statement.

Except as otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board of Directors as a whole.

PRIMARY DUTIES AND RESPONSIBILITIES

The Audit Committee’s primary duties and responsibilities are to:

1.	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance and accounting.

2.	Monitor the independence and performance of the Company’s independent auditors and internal auditing department.

3.	Provide a channel of communication among the Board, the independent auditors, internal auditors, management and other concerned individuals.

4.	As a committee of the Board of Directors, to assist the Board in meeting its fiduciary duties to shareholders and the Company.

The Audit Committee may conduct or authorize investigations into any matters within the Committee’s scope of responsibilities, as defined by this Charter, and shall have direct access to the independent auditors as well as anyone in the Company.

OTHER SPECIFIC RESPONSIBILITIES AND DUTIES.

The specific responsibilities and duties of the Audit Committee are as follows:

Oversight of Financial Reporting Process

1.	In consultation with management, the independent auditors and the internal auditors, review the integrity of the Company’s financial reporting processes and internal controls, including the process for assessing risk of fraudulent financial reporting and detection of major control weaknesses. Review policies with respect to risk assessment and risk management. Review significant financial risk exposures, including off balance sheet financing, if any, and the steps management has taken to monitor and report such exposures. Review with the independent auditor any audit problems or difficulties, or significant findings prepared by the independent auditors, together with management’s responses.

2.	Review the Company’s annual audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to filing or distribution, and discuss the same with management and the independent auditor. Recommend to the Board whether the audited financial statements should be included in the Annual Report on Form 10-K. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments. The Audit Committee should consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

3.	Review with financial management and the independent auditors the Company’s quarterly and year-end financial results prior to the public release of earnings. The Audit Committee should discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The discussion may be done generally by discussion of the types of information to be disclosed and need not involve discussion of each earnings release or instance in which the Company may provide earnings guidance.

4.	Discuss the quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to filing or distribution.

5.	Review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

6.	Review analyses prepared by management or the independent auditor identifying significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

7.	Review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

8.	Review and ratify the charter of the Company’s Disclosure Committee, and review the adequacy of the Company’s Disclosure Controls and Procedures.

Appointment and Oversight of Independent Auditors

1.	Directly appoint, retain, compensate, evaluate and terminate the Company’s independent auditors. The Audit Committee shall confirm with the independent auditors that the auditors must report directly to the Audit Committee. The Audit Committee may obtain input from management, but is directly responsible for oversight of the independent auditors, including resolution of disagreements between management and the independent auditor. Although not required, the Audit Committee may, at its option, recommend that the Board submit the appointment of the independent auditors to the shareholders of the Company for ratification at the annual meeting in order to obtain the views of the shareholders. If the appointment is not ratified by the shareholders, the Audit Committee will reconsider its selection.

2.	Pre-approve all non-audit services to be performed by the independent auditor and review the Company’s CM-9 policy for the engagement of the independent auditor to provide permitted non-audit services.

3.	At least annually, consider the independence of the independent auditor, including a review of any significant engagements of the independent auditors and all other significant relationships with the auditors that could impair their independence.

4.	Set clear hiring policies for employees or former employees of the independent auditors.

5.	Sole authority to approve all audit engagement fees and terms, as well as all significant non-audit engagements with the independent auditors. Review the amounts of fees paid to the independent auditors for audit and non-audit services.

6.	Review with the independent auditors their audit plan, including the scope of their audit and general audit approach. The Committee may request or recommend supplemental review or other audit procedures as the Committee deems necessary.

7.	Meet periodically, at least quarterly, without management present, with the Company’s independent auditors to discuss the Company’s cooperation with the independent auditors and other matters as deemed appropriate.

8.	Prior to releasing year-end earnings, discuss with the independent auditors the results of the audit and certain other matters required to be communicated to audit committees in accordance with AICPA SAS 61.

9.	At least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Company.

10.	After reviewing the foregoing report and the independent auditor’s work throughout the year, evaluate the independent auditor’s qualifications, performance and independence, including the performance of the lead partner of the independent auditor. The Audit Committee shall assure regular rotation of the lead audit partner as required by law, and further consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself. The Audit Committee shall present its conclusions with respect to the independent auditor to the full Board.

Oversight of Internal Audit Department

1.	Make certain the Company maintains an internal audit function that provides management and the Audit Committee with ongoing assessments of the Company’s risk management process and system of internal control. Review the budget, plan, organizational structure, staffing and qualifications of the internal audit department.

2.	Review any significant reports prepared by the internal audit department together with management’s response and follow-up to these reports.

Other Audit Committee Responsibilities

1.	Establish procedures for the receipt, retention and treatment of complaints from Company employees on accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters.

2.	Review the scope, coverage and results of employee benefit plan audits with management.

3.	Review the quality and depth of staffing in the Company’s accounting, information services and financial departments, as needed.

4.	Review the expenses of Company directors and the perquisites of executive officers.

5.	Review the independent auditors’ management letters.

6.	Annually prepare a report to shareholders as required by the SEC, covering the findings and recommendations of the Committee, and include the report in the Company’s annual proxy statement.

7.	Carry out any other specific assignment or activity consistent with this Charter, the Company’s Bylaws and governing law as the Board of Directors or the Committee deems necessary or appropriate.

8.	Conduct an annual performance evaluation of the Audit Committee.

9.	Review and reassess the adequacy of this Charter at least annually. Recommend any changes to the Charter to the Board of Directors for approval and have the Charter published in accordance with SEC regulations.

ADDITIONAL RESOURCES

The Audit Committee may retain, at the Company’s expense, and without seeking Board or Company approval, outside legal, accounting or other advisors it deems necessary to carry out its duties. The Audit Committee shall receive appropriate funding, as determined by the Audit Committee, from the Company for payment of compensation to the outside advisors employed by the Audit Committee. The Committee shall keep the Chairman of the Board advised as to the general range of anticipated expenses for outside consultants.

Adopted: April 12, 1995

Amended and restated: December 14, 1995,  (deemed as of June 1, 1995)

Amended December 16, 1999

Amended March 21, 2002

Amended July 21, 2003

Darden Restaurants, Inc.

Notice of Meeting and Proxy For

Annual Meeting of Shareholders

Gaylord Palms Orlando Resort Hotel

6000 W. Osceola Parkway

Kissimmee, Florida 34746

10:00 a.m. Eastern Daylight Savings Time

Thursday, September 25, 2003

You can submit your proxy by Internet, telephone or mail.

Please use only one of these three voting methods.

BY MAIL		BY TELEPHONE		THROUGH THE INTERNET

Mark, sign and date your proxy card and return it in the enclosed envelope to: Wachovia Bank, NA Attn: Proxy Tabulation NC-1153 P.O. Box 217950 Charlotte, NC 28254-3555	Or

(Available only until 4:00 p.m. EDST
on September 24, 2003)

Call toll free 1-888-216-1297 on any touch-tone telephone to authorize the voting of your shares. You may call 24 hours a day, 7 days a week. You will be prompted to enter the control number in the box above; then just follow the simple instructions.

Or

(Available only until 4:00 p.m. EDST on September 24, 2003)

Access the website at https://www.proxyvotenow.com/dar to authorize the voting of your shares. You may access the site 24 hours a day, 7 days a week. You will be prompted to enter the control number in the box above; then just follow the simple instructions.

If you vote by Internet or telephone, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING!

The undersigned hereby appoints Joe R. Lee, Linda J. Dimopoulos and Paula J. Shives, and each of them, as proxies with full power of substitution, to vote all common shares which the undersigned has power to vote at the 2003 Annual Meeting of Shareholders of Darden Restaurants, Inc. to be held at 10:00 a.m. EDST on September 25, 2003, at Kissimmee, Florida, and at any adjournment thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

Date: , 2003

(Shareholder(s) Sign Here)

Please sign exactly as name appears. Joint owners should each sign. Executors, administrators, trustees, custodians, etc. should so indicate when signing. If signer is a corporation, please sign full corporate name by duly authorized officer.

¯  FOLD AND DETACH HERE  ¯

DARDEN RESTAURANTS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED “FOR”

ITEMS 1 AND 2. THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2.

1. Election of Directors:	(01) Leonard L. Berry; (02) Odie C. Donald; (03) David H. Hughes; (04) Joe R. Lee; (05) Senator Connie Mack, III; (06) Richard E. Rivera; (07) Michael D. Rose; (08) Maria A. Sastre; (09) Jack A. Smith; (10) Blaine Sweatt, III; (11) Rita P. Wilson.

❑ FOR all listed nominees	❑ WITHHOLD AUTHORITY to vote for all listed nominees

❑	FOR all listed nominees EXCEPT the following: (Instruction: To withhold authority to vote for any individual nominee(s), write the name of such nominee(s) in the space provided.)

2.    Approval of appointment of KPMG LLP as independent auditors.

❑ FOR	❑ AGAINST	❑ ABSTAIN

Please indicate whether you will attend the 2003 Annual Meeting of Shareholders in Kissimmee, Florida on September 25, 2003.

❑ I plan to attend the annual meeting.	❑ I do not plan to attend the annual meeting.

If you vote by Internet or telephone, please DO NOT mail back this proxy card.